As filed with the Securities and Exchange Commission on October 11, 2006

Registration No. 333-137626

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

UGI UTILITIES, INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	4924	23-1174060
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Kachel Boulevard, Suite 400

Green Hills Corporate Center

Reading, PA 19607

(610) 796-3400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert H. Knauss, Esq.

Vice President and General Counsel

UGI Utilities, Inc.

100 Kachel Boulevard, Suite 400

Green Hills Corporate Center

Suite 400

Reading, PA 19607

(610) 796-3400

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Linda L. Griggs, Esq.

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington D.C. 20004

Tel: 202-739-3000

Fax: 202-739-3001

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law of 1988 provides that a business corporation may indemnify directors and officers against any threatened, pending or completed action or proceeding, provided that the person in question acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 1742 provides, however, that a business corporation may indemnify its directors and officers only against expenses (including attorneys’ fees) if the action or proceeding is by or in the right of the corporation. In addition, Section 1742 states that indemnification shall not be made if the person has been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnification for certain expenses. Section 1743 requires a corporation to indemnify its directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

Section 1713 of the Business Corporation Law permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. This section also provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or of responsibility under a criminal statute. Article VIII of the Articles of UGI Utilities and Section 4.01 of the Bylaws of UGI Utilities limit the liability of any director to the fullest extent permitted by Section 1713 of the Business Corporation Law.

Section 1746 of the Business Corporation Law grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Articles VII and IX of our Bylaws provides for indemnification of directors, officers and other agents to the extent otherwise permitted by Section 1741 of the Business Corporation Law and pursuant to the authority of Section 1746 of the Business Corporation Law.

Subject only to the express prohibitions under the Pennsylvania Business Corporation Law of 1988, Article IX of our Bylaws provides an unconditional right to indemnification for expenses and any liability paid or incurred by any director or officer of the Company, or any other person designated by the Board of Directors as an indemnified representative, in connection with any actual or threatened claim, action, suit or proceeding (including derivative suits) in which he or she may be involved by reason of being or having been a director, officer, employee or agent of UGI Utilities, Inc., or at the request of UGI Utilities, Inc., of another corporation, partnership, joint venture, trust, employee benefit plan or other entity. The Bylaws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits, unlike Section 1742 of the Business Corporation Law which authorizes indemnification only of expenses incurred in defending a derivative or corporate action. Article IX of the Bylaws also allows indemnification for punitive damages and liabilities incurred under federal securities laws.

Unlike the provisions of Business Corporation Law Section 1744, Article IX does not require us to determine the availability of indemnification by first following certain prescribed procedures. A person who has incurred an indemnifiable expense or liability has a right to be indemnified independent of any procedures or determinations that otherwise would be required, and that right is enforceable against us as long as indemnification is not prohibited by law. To the extent indemnification is permitted only for a portion of a liability, the Bylaw provisions require us to indemnify such portion. If the indemnification provided for in Article IX is unavailable for any reason in respect of any liability or portion thereof, the Bylaws require us to make a contribution toward the liability. Indemnification rights under the Bylaws do not depend upon the approval of any future Board of Directors.

Section 9.04 of our Bylaws authorizes us to further effect or secure its indemnification obligations by entering into indemnification agreements, maintaining insurance, creating a trust fund, granting a security interest in its assets or property, establishing a letter of credit or using any other means that may be available from time to time.

Article VIII of our Articles limits the personal liability of our officers to us to the same extent that directors are relieved of such liabilities pursuant to that Article and Section 4.01 of the Bylaws, with the exception that the limitation of the liability of officers applies only to liabilities arising out of derivative claims by shareholders asserting a right of UGI Utilities and not to liabilities arising out of third party claims.

UGI Utilities, Inc. maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering us for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by UGI Utilities, Inc.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit Number		Description

3.1		Amended and Restated Articles of Incorporation of UGI Utilities, Inc. (incorporated by reference to Exhibit 3 of Registration Statement on Form S-3 filed on October 31, 2001 (File No. 333-72540)).

3.2		By-Laws of UGI Utilities, Inc., as amended through September 30, 2003 (incorporated by reference to Exhibit 3.2 of Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

4.1		Indenture dated as of August 1, 1993 between UGI Utilities, Inc. and U.S. Bank National Association, successor trustee to Wachovia Bank, National Association, as trustee (incorporated by reference to Registration Statement on Form S-3 filed on April 8, 1994 (File No. 33-77514)).

4.2		Supplemental Indenture dated as of September 15, 2006 between UGI Utilities, Inc. and U.S. Bank National Association (incorporated by reference to exhibit 4.2 to Current Report on Form 8-K dated September 12, 2006).

4.3		Registration Rights Agreement between UGI Utilities and Credit Suisse Securities (USA) LLC, Wachovia Capital Markets, LLC and Citigroup Global Markets Inc. (incorporated by reference to exhibit 99.1 to Current Report on Form 8-K dated September 12, 2006).

5.1	*	Opinion of Morgan, Lewis & Bockius, LLP

12.1	*	Statement re computation of ratio of earnings to fixed charges

23.1	*	Consent of Morgan, Lewis & Bockius, LLP (included in opinion filed as Exhibit 5.1)

23.2	*	Consent of PricewaterhouseCoopers LLP

23.3	*	Consent of PricewaterhouseCoopers LLP

24.1	*	Power of Attorney (included on signature page)

25.1	*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, with respect to the Trustee

99.1	*	Form of Letter of Transmittal for the $175,000,000 5.753% Series B Senior Notes due 2016

99.2	*	Form of Letter of Transmittal for the $100,000,000 6.206% Series B Senior Notes due 2036

Exhibit Number		Description

99.3	*	Form of Notice of Guaranteed Delivery for the $175,000,000 5.753% Series B Senior Notes due 2016

99.4	*	Form of Notice of Guaranteed Delivery for the $100,000,000 6.206% Series B Senior Notes due 2036

99.5	*	Form of Letter to Broker, Dealers, Commercial Banks, Trust Companies and Other Nominees

*	Previously filed.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registration is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania, on the 11th day of October, 2006.

UGI Utilities, Inc.

By:	/S/ MARGARET M. CALABRESE
MargaretM. Calabrese Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on October 11, 2006.

SIGNATURE	TITLE

*	President and Chief Executive Officer and Director (Principal Executive Officer)
David W. Trego

*	Chairman of the Board and Director
Lon R. Greenberg

*	Vice Chairman of the Board and Director
John L. Walsh

*	Senior Vice President—Finance (Principal Financial Officer and Principal Accounting Officer)
John C. Barney

*	Director
Stephen D. Ban

*	Director
Roger B. Vincent

*	Director
Ernest E. Jones

*	Director
Richard C. Gozon

*	Director
Anne Pol

*	Director
Marvin O. Schlanger

*	Director
James W. Stratton

*By	/S/ ROBERT H. KNAUSS
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Description

3.1		Amended and Restated Articles of Incorporation of UGI Utilities, Inc. (incorporated by reference to Exhibit 3 of Registration Statement on Form S-3 filed on October 31, 2001 (File No. 333-72540)).

3.2		By-Laws of UGI Utilities, Inc., as amended through September 30, 2003 (incorporated by reference to Exhibit 3.2 of Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

4.1		Indenture dated as of August 1, 1993 between UGI Utilities, Inc. and U.S. Bank National Association, successor trustee to Wachovia Bank, National Association, as trustee (incorporated by reference to Registration Statement on Form S-3 filed on April 8, 1994 (File No. 33-77514)).

4.2		Supplemental Indenture dated as of September 15, 2006 between UGI Utilities, Inc. and U.S. Bank National Association (incorporated by reference to exhibit 4.2 to Current Report on Form 8-K dated September 12, 2006).

4.3		Registration Rights Agreement between UGI Utilities and Credit Suisse Securities (USA) LLC, Wachovia Capital Markets, LLC and Citigroup Global Markets Inc. (incorporated by reference to exhibit 99.1 to Current Report on Form 8-K dated September 12, 2006).

5.1	*	Opinion of Morgan, Lewis & Bockius, LLP

12.1	*	Statement re computation of ratio of earnings to fixed charges

23.1	*	Consent of Morgan, Lewis & Bockius, LLP (included in opinion filed as Exhibit 5.1)

23.2	*	Consent of PricewaterhouseCoopers LLP

23.3	*	Consent of PricewaterhouseCoopers LLP

24.1	*	Power of Attorney (included on signature page)

25.1	*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, with respect to the Trustee

99.1	*	Form of Letter of Transmittal for the $175,000,000 5.753% Series B Senior Notes due 2016

99.2	*	Form of Letter of Transmittal for the $100,000,000 6.206% Series B Senior Notes due 2036

99.3	*	Form of Notice of Guaranteed Delivery for the $175,000,000 5.753% Series B Senior Notes due 2016

99.4	*	Form of Notice of Guaranteed Delivery for the $100,000,000 6.206% Series B Senior Notes due 2036

99.5	*	Form of Letter to Broker, Dealers, Commercial Banks, Trust Companies and Other Nominees

*	Previously filed.